UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): March 31, 2009

DELEK US HOLDINGS, INC.
(Exact name of registrant as specified in its charter)

Delaware	001-32868	52-2319066
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)
7102 Commerce Way Brentwood, Tennessee	37027
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (615) 771-6701

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2 below):

⃞ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

⃞ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

⃞ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

⃞ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry Into a Material Definitive Agreement.

On March 31, 2009, a wholly-owned subsidiary of the registrant, Delek US Holdings, Inc. (the “Company”), entered into a modification and extension (the “Extension”) of the pipeline capacity lease agreement with Plains Marketing, L.P. as lessor.  The Extension is effective May 1, 2009 and extends the term of the lease until April 30, 2011.  Thereafter, the lease will renew unless and until either party provides 180 days advance written notice of cancellation.  Under the terms of the intra-company transaction described in Item 8.01 below, the lessee is Delek Crude Logistics, LLC, a newly formed wholly-owned subsidiary of the Company’s marketing segment.

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
(a)	Not applicable.

(b)	On April 2, 2009, Edward Morgan submitted his resignation as the Company’s Vice President and Chief Financial Officer effective May 11, 2009. A copy of the press release announcing Mr. Morgan’s resignation is being filed as Exhibit 99.1 hereto.

(c)	Not applicable.

(d)	Not applicable.

(e)	Not applicable.

(f)	Not applicable
Item 8.01	Other Events.

On March 31, 2009, the Company completed the intra-company transfer of certain pipeline and storage assets from the Company’s refining segment, as seller, to the Company’s marketing segment, as buyer, for total cash consideration of approximately $29.7 million.  In connection with the closing of the intra-company transaction, the Company’s wholly-owned subsidiary, Delek Marketing & Supply, LP, completed an amendment to its amended and restated $75,000,000 revolving credit agreement with Fifth Third Bank as administrative agent.  The amendment, among other things, permitted the intra-company transfer of assets described above.

Item 9.01	Financial Statements and Exhibits.
(a)	Financial statements of businesses acquired.

Not applicable.

(b)	Pro forma financial information.

Not applicable.

(c)	Shell company transactions.

Not applicable.

(d)	Exhibits.

	99.1	Press release of Delek US Holdings, Inc. issued on April 6, 2009.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated:	April 6, 2009	DELEK US HOLDINGS, INC.

		By:	/s/ Edward Morgan
		Name:	Edward Morgan
		Title:	Vice President and Chief Financial Officer

EXHIBIT INDEX

Exhibit No.	Description

99.1	Press release of Delek US Holdings, Inc. issued on April 6, 2009.